UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Level 3 Communications, Inc.
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LEVEL 3 COMMUNICATIONS, INC.
1025 Eldorado Boulevard
Broomfield, CO 80021

Additional Solicitation Materials
to the
Proxy Statement
dated April 4, 2011

ANNUAL MEETING OF STOCKHOLDERS
May 19, 2011

May 11, 2011

We are furnishing this additional information to you, our stockholders, to supplement the information included in the Proxy Statement distributed in connection with the solicitation of proxies on behalf of the Board of Directors of Level 3 Communications, Inc. (“Level 3,” the “company,” “we,” “us,” or “our”) to be voted at the Annual Meeting of Stockholders to be held on May 19, 2011, or any adjournment or postponements thereof.

Recently, Institutional Shareholders Services or ISS, through its proxy advisory services, issued a report on the topics to be addressed at our Annual Meeting.  We decided to provide a brief response to several of the positions stated by ISS in its report with respect to:

•                  our proposal that you approve on an advisory basis, the executive compensation program for our named executive officers — we refer to this proposal as our Say on Pay Proposal; and

•                  our proposal to amend the Level 3 Communications, Inc. Stock Plan to increase the number of shares of our common stock reserved for issuance under that plan — we refer to this proposal as our Stock Plan Proposal.

We want to provide additional clarification of the information relating to these two proposals that is already contained in our proxy statement for the Annual Meeting.

Say on Pay Proposal

While the Say on Pay Proposal applies to the compensation for all of our named executive officers, ISS has chosen to focus many of its comments with respect to the compensation of our CEO, James Q. Crowe.  Our response will also focus on Mr. Crowe’s compensation.

For the reason that we stated in the proxy statement, the Compensation Committee of our Board of Directors believes that the compensation paid to our CEO is appropriate.  We respond to the positions taken by ISS as follows.

Total Pay — Salary, Bonus, Options and Restricted Stock Units.

Our CEO’s total pay for 2010 was significantly below the median of the peer group that ISS selected for its report.  It is also below the median of the peer group that we used and is defined in the proxy statement.  As we have noted in past years and again in this year’s proxy statement, Mr. Crowe’s estimated “fair value” total pay should not be interpreted as the actual pay realized by Mr. Crowe.

The amounts that we included in our Summary Compensation Table on page 38 of the proxy statement include $2,255,214 of “fair value” that we are required to include in our accounting books and records as the cost to us for the awarding to Mr. Crowe of outperform stock appreciation rights or OSOs and $1,960,984 of “fair value” that we are required to record for the restricted stock units or RSUs.

In our Compensation Discussion and Analysis or CD&A in the proxy statement, we note that this fair value accounting cost should not be confused with the actual dollar value that is delivered or realized with respect to these awards.  For example, you can see on page 41 of our proxy statement that as of December 31, 2010, the total dollar value of all OSOs that are currently outstanding for Mr. Crowe is zero ($0.00), because our common stock has not outperformed the results of the S&P 500® Index as required for OSOs to have any value.  This is also the case for all of our named executive officers.

As evidenced by this result, our OSO program is totally performance driven and is clearly aligned with the interests of our stockholders.  While we have been required to record $2,255,214 of accounting expense for the award of OSOs to Mr. Crowe during 2010, the actual value that is represented by all of those awards is zero ($0.00) due to our common stock price performance through December 31, 2010.  The OSOs have zero value at December 31, 2010.

ISS indicates that they are uncertain as to how the OSOs have paid out over time.  This is confusing to us, since the proxy statement states on page 45 that for 2010, Mr. Crowe and all of the other named executive officers received zero dollars ($0.00) as a result of OSO settlements.  In fact, Mr. Crowe has received or realized zero dollars ($0.00) on account of all of the OSOs that have been granted to him since 1998 when the program was first implemented.  We believe that the OSO program is unique and has likely not been adopted by other companies partly because of the high performance nature of the program when compared to a traditional non-qualified stock option.

Given the limited value that has been realized by our named executive officers over the years from the OSO program, the Compensation Committee believes that our use of RSUs as a retention tool is an important balance to our use of OSOs, which as indicated above only have value if we outperform the S&P 500® Index over the three year life of the OSO.

We believe that Mr. Crowe’s compensation is heavily tied to our performance.  Using the amounts stated in our Summary Compensation Table on page 38 of the proxy statement, 55% of his total salary, bonus, stock awards and option awards for 2010 either was tied (discretionary bonus) or is tied (option awards) to our performance.

With regard to base pay or salary, we note that Mr. Crowe did not receive a salary adjustment in 2009 and 2010.  The Compensation Committee determined at the time that for each of these years our performance did not warrant a salary increase for Mr. Crowe.

As further evidence of the Compensation Committee’s implementation of our compensation philosophy of paying for performance, the Compensation Committee awarded bonuses to Mr. Crowe ranging from a low of zero ($0.00) to a high of $1.8 million over the last four years.

Equity Program

In keeping with past practice, our equity program awards a fixed number of shares for RSUs and a fixed number of units for OSOs in the context of an overall total compensation package.  As is to be expected, the value of the awards will move with the price of our common stock and thus is aligned with the stockholder experience.

The differences in the amounts shown in the Summary Compensation Table on page 38 of our proxy statement from 2009 to 2010 for “Stock Awards” is explained by two things.  The first is the difference in our stock price during those two years that is used to determine the “fair value” for accounting cost purposes.  And the second relates to timing.

We note in the CD&A as to timing that in 2010 we changed from providing quarterly RSU grants to providing one annual RSU grant, which was made on July 1, 2010.  Our equity program runs from April 1 to March 31 of each year.  So in 2010, as shown in the table on page 39 of our proxy statement, Mr. Crowe received a quarterly grant in January 2010 as part of the 2009 equity program and then an annual grant in July as part of the 2010 equity program.  As a result, in the transition to a single annual grant of RSUs in calendar year 2010, Mr. Crowe received an additional calendar quarter’s worth of RSUs provided in our annual equity program.

The Compensation Committee, which is responsible for approving the overall design and administering certain aspects of our executive compensation program, will take into account the outcome of the vote on the Say on Pay

Proposal when making future executive compensation decisions. The Board of Directors recommends that you approve the resolution relating to the Say on Pay Proposal as stated in the proxy statement.

Stock Plan Proposal

For the reasons outlined in the proxy statement for the Annual Meeting, we are seeking your approval to amend the Level 3 Communications Stock Plan to increase the number of shares reserved for issuance under that plan.  We refer to these shares as the “Reserved Shares.”

While ISS has developed a methodology to evaluate proposed stock plan amendments that seek to increase the number of shares reserved for issuance under those plans, we believe that their methodology may not take into account the specific mechanics of how our Compensation Committee is required to administer our Stock Plan given the awarding of OSOs.

As we described in our proxy statement, in contrast to a non-qualified stock option or NQSO, the features of the OSO program — including the use of a success multiplier and the fact that the number of shares issued upon exercise is determined based on the relative performance of our common stock versus the S&P 500® Index — require us to follow a “pool” methodology for managing the Reserved Shares when awarding OSOs. The determination of the number of shares to reserve or allocate for each OSO award results from a mathematical simulation that calculates the number of shares of our common stock that would be issued based on thousands of combinations of our common stock price performance, S&P 500® Index performance and other factors over various periods of time. The goal for the allocation is to ensure, as accurately as reasonably possible, that in virtually all stock price growth scenarios, there will be sufficient Reserved Shares available to satisfy all exercises of awarded OSOs through the issuance of Reserved Shares.

To appropriately manage the pool of Reserved Shares when granting awards of OSOs, today, the Compensation Committee has set aside a range of zero to 3.48 Reserved Shares from the total Reserved Shares for each OSO awarded. We use a range to manage the pool since the number of Reserved Shares used is based on an analysis of the remaining life of the OSO, the Adjusted Strike Price and the performance of the S&P 500® from the date of the award to the date of determination. The share reservations have been, and are expected to continue to be, modified from time to time based on changes in market conditions.

We believe that ISS’ methodology to evaluate proposals to increase the number of Reserved Shares may not contemplate both the characteristics of the OSO program and our use of a pool methodology for managing the Reserved Shares.

Based on the recommendation of the Compensation Committee, the Board believes that the stockholders’ rejection of the Stock Plan Proposal would require the redesign of our compensation programs, which redesign could require us to use a significantly greater portion of our cash on hand and cash generated by operations to compensate our employees. In addition, we would not be able to continue the use of equity linked long term compensation, including the OSO program — a program that the Compensation Committee continues to believe achieves the goal of aligning award recipients’ and stockholders’ interests by basing stock based compensation value on our ability to outperform the market in general, as measured by the relative performance of our common stock against the S&P 500® Index, or such other index as the Board may determine.

The Board unanimously recommends a vote for the approval of the Stock Plan Proposal.

Summary

It is important that your shares be represented at the Annual Meeting, regardless of the number you hold. To ensure your representation at the Annual Meeting, if you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials that was previously mailed to you, or, if you requested or otherwise received printed copies of the proxy materials, you can also vote by mail, by telephone or on the Internet as instructed on the proxy card that you received. If you attend the Annual Meeting, you may vote in person even if you have previously returned a proxy card.

If you have already voted, you may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked. Other than as described here, there are no limitations on your ability to revoke or change your vote. If you hold your shares in street name, you should consult your broker for information regarding how to revoke or change your vote.